Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-104475, 333-174669, 333-197442 and 333-257110) of Arlington Asset Investment Corp. of our report dated March 31, 2023 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Washington, DC

March 31, 2023